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                                                                    EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated March 15, 1999 related to the consolidated financial statements of Correctional Management Services Corporation and Subsidiaries as of December 31, 1998 and for the period from September 11, 1998 through December 31, 1998, included in this Annual Report on Form 10-K of Prison Realty Corporation, into Prison Realty Corporation's previously filed Registration Statement File Numbers 333-70419 and 333-70625. It should be noted that we have not audited any financial statements of Correctional Management Services Corporation subsequent to December 31, 1998, or performed any audit procedures subsequent to the date of our report.




                                               ARTHUR ANDERSEN LLP

Nashville, Tennessee
March 25, 1999